UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

January 12, 2012

Date of Report (Date of earliest event reported)

CROWN MEDIA HOLDINGS, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	000-30700	84-1524410
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12700 Ventura Boulevard

Studio City, California 91604

(Address of Principal Executive Offices)

(818) 755-2400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 12, 2012, the Company entered into a new employment agreement with Charles Stanford, Executive Vice President and General Counsel, effective January 1, 2012.  Mr. Stanford’s new employment agreement has a term through December 31, 2013 and provides for an annual base salary of $543,470, which will be considered for an adjustment in March 2013 and each March during any extension of the employment agreement beyond 2013.

In addition to his salary, Mr. Stanford will be eligible to receive an annual performance bonus at a target rate not less than 30% of his annual salary earned and based on achievement of criteria established by the Company’s Compensation Committee.  He will also be eligible to receive a long term incentive award pursuant to the Company’s 2000 Long Term Incentive Plan at a target of annual salary established by the Compensation Committee.

Pursuant to the new employment agreement described above, if the Company terminates employment without cause prior to the expiration thereof, Mr. Stanford will be entitled to 12 months base salary, paid in a lump sum discounted to the present value, pro rata bonus through the date of termination, settlement of any award pursuant to an incentive agreement executed under the Company’s 2000 Long Term Incentive Plan and other benefits which may be required by law.

Additionally, Mr. Stanford may not compete with the Company during the term of employment (or, in the event the Company terminates employment for cause, may not compete with the Company for one year or the remainder of the current term, whichever is shorter) and, for one year following termination of employment for any reason, may not employ any person who is working for the Company as an officer, policymaker or in a high-level creative development or distribution position at the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN MEDIA HOLDINGS, INC.
(Registrant)

Date	January 19, 2012	By	/s/ Andrew Rooke
Name: Andrew Rooke
Title: Executive Vice President and Chief Financial Officer